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Exhibit 4.15

After recording please return:
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: Michael Sloyer, Esq.

SPACE ABOVE THIS LINE FOR RECORDER'S USE

DEED TO SECURE DEBT, SECURITY AGREEMENT AND
ASSIGNMENT OF LEASES AND RENTS

made by

GREAT AMERICAN MANUFACTURING, LLC,

as Grantor,

to

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Grantee

NOTE TO TAX CLERK OF SUPERIOR COURT: THIS INSTRUMENT SECURES A GUARANTY AND DOES NOT SECURE A LONG TERM NOTE. CONSEQUENTLY, THIS INSTRUMENT IS NOT SUBJECT TO INTANGIBLE RECORDING TAX. SEE RULE 560-11-8-.14(4) OF THE RULES AND REGULATIONS OF THE GEORGIA DEPARTMENT OF REVENUE.

Dated as of March     , 2004

DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS

        THIS DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS (this "Security Deed"), dated as of March     , 2004, is made by GREAT AMERICAN MANUFACTURING, LLC, a Delaware limited liability company (the "Grantor"), with an address at 2855 Cottonwood Parkway, Suite 400, Salt Lake City, Utah, 84121, to THE BANK OF NEW YORK TRUST COMPANY, N.A. (the "Grantee"), whose address is 100 Ashford Center, North, Suite 250, Atlanta, Georgia 30338, Attention: Karen Kelly, Assistant Vice President. References to this "Security Deed" shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

BACKGROUND

          A.    The Grantor is a party to the Indenture, dated as of March     , 2004 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among Mrs. Fields Famous Brands, LLC (the "Company"), Mrs. Fields Financial Company, Inc. (the "Co-Issuer", and together with the Company, the "Issuers"), the guarantors a party thereto (collectively, the "Guarantors") and The Bank of New York, as trustee (in such capacity, the "Indenture Trustee"). Pursuant to the terms of the Indenture, Grantee has been appointed Co-trustee for purposes of this Security Deed.

          B.    Pursuant to the terms of the Indenture, the Issuer is issuing (i) ONE HUNDRED FIFTEEN MILLION AND NO DOLLARS ($115,000,000) aggregate principal amount of 11.5% Senior Secured Notes due 2011 and (ii) EIGHTY MILLION SEVEN HUNDRED FORTY-SEVEN THOUSAND AND NO DOLLARS ($80,747,000) aggregate principal amount of 9% Senior Secured Notes due 2011 (all of the foregoing, collectively, the "Notes"), which will be guaranteed on a senior secured basis, in part, by each of the Guarantors, including Grantor, pursuant to the terms of the guarantee provisions set forth in the Indenture (the "Guarantee"). The terms of the Indenture are incorporated by reference in this Security Deed as if the terms thereof were fully set forth herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture. References in this Security Deed to the "Default Rate" shall mean the interest rate applicable pursuant to the Notes for any payment not paid when due.

          C.    The Grantor is the owner of the fee simple estate in the parcel(s) of real property described on Exhibit A attached hereto (the "Owned Land") and owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Owned Land (the "Improvements"; the Owned Land and the Improvements being collectively referred to as the "Real Estate").

          D.    As an inducement to the Indenture Trustee to enter into the Indenture and the Initial Purchaser to purchase the Notes, the Grantor is executing and delivering this Security Deed to the Grantee. References herein to the "Secured Parties" shall mean the collective reference to the Grantee, the Indenture Trustee, each Holder and any holder of the Obligations (as hereinafter defined), and their respective successors, endorsees, transferees and assigns.

GRANT

        For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor agrees that to secure the payment and performance of all obligations and liabilities of the Grantor which may arise under or in connection with the Guarantee or pursuant to the terms of this Security Deed (collectively, the "Obligations");

        THE GRANTOR HAS GRANTED, BARGAINED, SOLD AND CONVEYED, AND HEREBY GRANTS, BARGAINS, SELLS AND CONVEYS THE FOLLOWING DESCRIBED PROPERTY, WITH POWER OF SALE, AS HEREINAFTER PROVIDED, TO GRANTEE, AS COLLATERAL AGENT (PROVIDED THAT NO LIEN OR SECURITY INTEREST IS GRANTED WITH RESPECT TO EXCEPTED PROPERTY (AS HEREINAFTER DEFINED):

          (a)   the Owned Land;

          (b)   all right, title and interest the Grantor now has or may hereafter acquire in and to the Improvements or any part thereof (whether owned in fee by the Grantor or held pursuant to any Lease or otherwise) and all the estate, right, title, claim or demand whatsoever of the Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

          (c)   all right, title and interest of the Grantor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

          (d)   all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by the Grantor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, kitchen equipment, restaurant equipment, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures and other tangible personal property of every kind and description (all of the foregoing in this paragraph (d) being referred to as the "Equipment");

          (e)   all right, title and interest of the Grantor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to the Grantor or constructed, assembled or placed by the Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by the Grantor;

          (f)    all right, title and interest of the Grantor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by the Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the "Leases"), and all rights of the Grantor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the "Rents");

          (g)   all unearned premiums under insurance policies now or subsequently obtained by the Grantor relating to the Real Estate or Equipment and the Grantor's interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

          (h)   to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of the Grantor in and to (i) all contracts from time to time executed by the Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

          (i)    all proceeds, both cash and noncash, of the foregoing;

        (All of the foregoing property and rights and interests (other than Excepted Property, as hereinafter defined) now owned or held or subsequently acquired by the Grantor and described in the foregoing clauses (a) through (c) are collectively referred to as the "Premises", and those described in the foregoing clauses (a) through (i) are collectively referred to as the "Mortgaged Property"). Excepted Property ("Excepted Property") means: (i) contracts, leasehold interests, permits, licenses or charter agreements (the "Contracts") to the extent (and only to the extent) that the Contracts by their terms prohibit the granting of a Lien thereon without consent and any required consent has not been obtained; and (ii) any intent-to-use trademark or service mark application.

        TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby conveyed unto the Grantee, its successors and assigns IN FEE SIMPLE forever, for the uses and purposes set forth, until the Obligations are fully paid and performed or discharged in accordance with the provisions of the Indenture, provided, however, that the condition of this Security Deed is such that if the Obligations are fully paid and performed or discharged in accordance with the provisions of the Indenture, then the liens, security title, security interests and assignments hereby granted shall be cancelled and surrendered.

TERMS AND CONDITIONS

        The Grantor further represents, warrants, covenants and agrees with the Grantee and the Secured Parties as follows:

        1.    Warranty of Title.    The Grantor warrants that it has good record title in fee simple to the Real Estate, and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to the Grantee to insure the lien, security title and security interest of this Security Deed and any other Permitted Liens (as defined in the Indenture). The Grantor shall, for so long as the Obligations remain outstanding, warrant, defend and preserve such title and the lien of this Security Deed against all claims of all persons and entities (not including the holders of the Permitted Liens). The Grantor represents and warrants that it has the power and lawful authority to grant, bargain, sell, assign, transfer, and convey a first-priority lien and security interest in all of the Mortgaged Property to Grantee in the manner and form herein provided and without obtaining the authorization, approval, consent or waiver of any grantor, lessor, sublessor, governmental authority or other Person whomsoever.

        2.    Payment of Obligations.    The Grantor shall pay and perform the Obligations at the times and places and in the manner specified in the Indenture Documents.

        3.    Requirements.    The Grantor shall promptly comply with all laws, ordinances, judgments, decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority, and all rules, regulations, orders, interpretations, directives, licenses and permits, applicable to the Mortgaged Property, and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a material adverse effect (considered both individually and together with other such failures) on (i) the current business, operations or condition (financial or otherwise) of the Grantor, (ii) the current use of the Mortgaged Property or (iii) the value of the Mortgaged Property (assuming its current use). The Grantor shall not commit, nor permit or suffer to occur, any material waste with respect to the Mortgaged Property.

        4.    Payment of Taxes and Other Impositions.

            (a)   Prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, the Grantor shall pay and discharge all taxes, charges and assessments of every kind and nature, all material charges for any easement or agreement maintained for the benefit of any of the Real Estate, all material general and special assessments, levies, permits, inspection and license fees, all material water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the "Impositions"), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and that non-payment thereof will not result in forfeiture, sale, loss or diminution of any interest of the Grantee in the Mortgaged Property and (ii) the Grantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall include reasonable additional sums to cover possible interest, costs, and penalties; provided, however, that the Grantor shall promptly cause to be paid any amount adjudged by a court of competent jurisdiction to be due, with all interest, costs and penalties thereon, promptly after such judgment becomes final (and, subject to the Grantee's rights and remedies during an Event of Default and subject to any provisions set forth in the Indenture Documents to the contrary, the Grantee shall make any sum deposited in such reserve available for such payment); and provided, further, that, in all events, Impositions, interest costs and penalties shall be paid prior to the date any writ or order is issued under which the Mortgaged Property may be sold, lost or forfeited. Upon request by the Grantee, the Grantor shall deliver to the Grantee evidence reasonably acceptable to the Grantee showing the payment of any such Imposition. If by law any Imposition, at the Grantor's option, may without penalty or premium be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), the Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

            (b)   Nothing herein shall affect any right or remedy of the Grantee under this Security Deed or otherwise, without notice or demand to the Grantor, to pay any Imposition after the date such Imposition shall have become due, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by the Grantee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien, security title and security interest of this Security Deed, and (ii) payable on demand by the Grantor to the Grantee together with interest at the Default Rate as set forth above.

            (c)   As of the date hereof, the Grantor represents and warrants that the Grantor (i) has filed all federal, state, commonwealth, county, municipal and city income and other material tax returns required to have been filed by it and has paid all taxes and other impositions which have become due or pursuant to any assessments or charges received by it, (ii) does not know of any basis for any additional assessment or charge in respect of any such taxes or other Impositions, and (iii) has paid in full all sums owing or claimed for labor, material, supplies, personal property (whether or not forming an Improvement hereunder) and services of every kind and character used, furnished or installed in or on the Mortgaged Property that are now due and owing and no claim for same exists or will be permitted to be created, except such claims as may arise in the ordinary course of business and that are not yet past due.

        5.    Insurance.

            (a)   The Grantor shall maintain, with financially sound and reputable companies, insurance policies (i) insuring the Real Estate against loss by fire, explosion, theft and such other casualties and risks as are included in a standard "extended coverage" form and "special form" (formerly known as an "all risk" endorsement policy) policy, in an amount equal to the full replacement cost of the Improvements, without deduction for physical depreciation and such that the Grantee would not be deemed a co-insurer, and (ii) insuring the Grantor and the Grantee against liability for personal injury and property damage relating to such Real Estate, such policies to be in a form similar to, and to provide coverage in an amount equal to or greater than, the coverage customarily maintained by institutional owners of comparable properties in the jurisdiction in which the Real Estate is located. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (or ten (10) days in the event of nonpayment of premium) after receipt by the Grantee of written notice thereof, (ii) include deductibles consistent with past practice or consistent with industry practice and (iii) contain a standard, non-contributory mortgagee clause naming the Grantee, its successors and assigns, as an additional insured or loss payee, as applicable.

            (b)   If any portion of the Premises is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Grantor shall maintain or cause to be maintained, flood insurance in an amount no less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

            (c)   The Grantor promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to the Grantor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. The Grantor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Security Deed.

            (d)   If the Grantor is in default of its obligations to insure or deliver any such prepaid policy or policies, then the Grantee, at its option upon five (5) days' written notice to the Grantor, may effect such insurance from year to year at rates substantially similar to the rate at which the Grantor had insured the Premises, and pay the premium or premiums therefor, and the Grantor shall pay to the Grantee on demand such premium or premiums so paid by the Grantee with interest from the time of payment at the Default Rate.

            (e)   If the Mortgaged Property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $100,000, the Grantor shall give prompt notice thereof to the Grantee.

            (f)    In the event of foreclosure of this Security Deed or other transfer of title to the Mortgaged Property, all right, title and interest of the Grantor in and to any insurance policies then in force shall pass to the purchaser or grantee.

        6.    Restrictions on Liens and Encumbrances.    Except for the lien, security title and security interest of this Security Deed and the Permitted Liens, the Grantor shall not further mortgage, nor otherwise encumber, the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien, security title and security interest of this Security Deed and whether recourse or non-recourse.

        7.    Due on Sale and Other Transfer Restrictions.    Except as expressly permitted in the Indenture Documents, the Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property except for easements and other similar grants or interests which do not materially adversely affect the value, use or operation of the Real Estate for the purposes then currently used or contemplated.

        8.    Casualty; Condemnation/Eminent Domain.    Immediately upon obtaining knowledge of any casualty or the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, the Grantor will notify the Grantee of the pendency of such proceedings. In all events, the Grantor hereby covenants and agrees to promptly commence and to diligently prosecute the restoration of the Mortgaged Property upon the occurrence of any casualty loss affecting the Mortgaged Property, without regard to the availability of any proceeds or award. Notwithstanding any damage to, destruction or loss of or other casualty or condemnation with respect to any of the Mortgaged Property, the Grantor shall continue to pay the Obligations at the time and in the manner provided for in the Indenture and the other Indenture Documents, until the Obligations have been paid in full. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by the Grantee of such insurance proceeds, the Grantee shall have the right, whether or not a deficiency judgment on any Indenture Document shall have been sought, recovered or denied, to receive such insurance proceeds, or a portion thereof sufficient to pay the then unpaid Obligations, whichever is less.

        9.    Leases.    Except as expressly permitted under the Indenture, the Grantor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of the Grantee, (b) execute or permit to exist any Lease of any of the Mortgaged Property, or (c) mortgage, pledge, assign, hypothecate, amend, modify, or otherwise encumber or transfer any Lease or any interest in any Lease.

        10.    Repair.    The Grantor shall maintain the Mortgaged Property in good order and condition (reasonable wear and tear excepted) and shall make all repairs, replacements and improvements thereof and thereto, which are necessary to keep the same in such order and condition; provided, however, Grantor shall only be required to maintain the Mortgaged Property to the extent that a failure to do so would be deemed disadvantageous to the Holders (as defined in the Indenture).

        11.    Further Assurances.    To further assure the Grantee's rights under this Security Deed, the Grantor agrees promptly upon demand of the Grantee to do any act or execute and deliver, record and/or file any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by the Grantee to confirm the lien, security lien and security interest of this Security Deed and all other rights or benefits conferred or intended to be conferred on the Grantee by this Security Deed.

        12.    Grantee's Right to Perform.    If the Grantor fails to perform any of the covenants or agreements of the Grantor, within the applicable grace period, if any, provided for in the Indenture Documents, the Grantee, without waiving or releasing the Grantor from any obligation or default under this Security Deed, may (but shall be under no obligation to), at any time upon ten (10) days written notice to the Grantor, unless the giving of such notice is precluded by law or would materially compromise the security provided by this Security Deed pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately upon written demand be due from the Grantor to the Grantee and the same shall be secured by this Security Deed and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien, security title and security interest of this Security Deed. No payment or advance of money by the Grantee under this Section shall be deemed or construed to cure the Grantor's default or waive any right or remedy of the Grantee.

        13.    Events of Default.    The occurrence and continuation of an Event of Default under any of the Indenture Documents, or the failure of Grantor to keep, pay or perform any Obligations hereunder or any covenants or agreements made by Grantor herein for a period of thirty (30) days after written notice to the Grantor (unless the giving of such notice is precluded by law, in which case no notice shall be required and no grace period shall apply), shall constitute an Event of Default hereunder.

        14.    Remedies.

    (a)
    Upon the occurrence and during the continuance of any Event of Default, the Grantee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against the Grantor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as the Grantee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of the Grantee:

    (i)
    The Grantee may, to the extent permitted by applicable law, (A) institute and maintain an action of foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Indenture or any other Indenture Document, or (C) take such other action at law or in equity for the enforcement of this Security Deed or any of the Indenture Documents as the law may allow. The

    Grantee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys' fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by the Grantee from the date of judgment until actual payment is made of the full amount of the judgment; and

    (ii)
    The Grantee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude the Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (the Grantor hereby agreeing to surrender possession of the Mortgaged Property to the Grantee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, the Grantee shall be entitled, without limitation, (A) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as the Grantee may, in its discretion, deem proper, (B) to enforce, cancel or modify any Lease and (C) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as the Grantee shall deem appropriate as fully as the Grantor might do.

    (b)
    In case of a foreclosure sale, the Real Estate may be sold, at the Grantee's election, in one parcel or in more than one parcel and the Grantee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

    (c)
    In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Security Deed, the Grantee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and the Grantee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Security Deed.

    (d)
    It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by the Grantee shall be held by the Grantee for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied in payment of the Obligations in the following order:

              First, to pay incurred and unpaid fees and expenses of the Grantee under the Indenture Documents;

              Second, to the Grantee, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

              Third, to the Grantee, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

              Fourth, any balance of such proceeds remaining after the Obligations shall have been paid in full shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive the same.

        15.    Right of Grantee to Credit Sale.    Upon the occurrence of any sale made under this Security Deed, by virtue of non-judicial proceedings or of a judgment or decree of foreclosure and sale, the Grantee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, the Grantee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Security Deed, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which the Grantee is authorized to deduct under this Security Deed. In such event, this Security Deed, the Indenture and the other Indenture Documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

        16.    Appointment of Receiver.    If an Event of Default shall have occurred and be continuing, the Grantee as a matter of right and without notice to the Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of the Grantor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or the solvency or insolvency of the Grantor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and the Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of the Grantee in case of entry as provided in this Security Deed, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

        17.    Extension, Release, etc.

    (a)
    Without affecting the lien, security title, security interest or charge of this Security Deed upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, the Grantee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Indenture Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Indenture Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at the Grantee's option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

    (b)
    No recovery of any judgment by the Grantee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of the Grantor shall affect the lien, security title or security interest of this Security Deed or any liens, rights, powers or remedies of the Grantee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

    (c)
    If the Grantee shall have the right to foreclose this Security Deed or to direct a power of sale, the Grantor authorizes the Grantee at its option to foreclose the lien, security title and security interest of this Security Deed (or direct the sale of the Mortgaged Property, as the case may be) subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant's rights in such sale will not be asserted by the Grantor as a defense to any proceeding instituted by the Grantee to collect the Obligations or to foreclose the lien, security title and security interest of this Security Deed.

    (d)
    Unless expressly provided otherwise, in the event that ownership of this Security Deed and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Security Deed shall not merge in such title but shall continue as a valid lien, security title and security interest on the Mortgaged Property for the amount secured hereby.

        18.    Security Agreement under Uniform Commercial Code.

    (a)
    It is the intention of the parties hereto that this Security Deed shall constitute a Security Agreement within the meaning of the Uniform Commercial Code as in effect in the State in which the Real Estate is located (the "Code"). If an Event of Default shall occur and be continuing under this Security Deed, then in addition to having any other right or remedy available at law or in equity, the Grantee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with the Grantee's rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If the Grantee shall elect to proceed under the Code, then ten (10) days' notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by the Grantee shall include, but not be limited to, reasonable attorneys' fees and legal expenses. At the Grantee's request, the Grantor shall assemble the personal property and make it available to the Grantee at a place designated by the Grantee which is reasonably convenient to both parties.

    (b)
    The Grantor and the Grantee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word "Equipment" are or are to become fixtures on the Real Estate; (ii) the Grantor is the record owner of the Owned Land; and (iii) the addresses of the Grantor and the Grantee are as set forth on the first page of this Security Deed.

    (c)
    The Grantor is the "Debtor" and its name and mailing address are set forth hereinabove. The "Secured Party" is the Grantee and its name and mailing address from which information concerning the security interest granted herein may be obtained are as set forth hereinabove. A statement describing the portion of the Mortgaged Property comprising of goods or other personal property that may now be or hereafter become fixtures hereby secured is set forth in the description of the Mortgaged Property contained herein. The Grantor is the record owner of the Mortgaged Property.

    (d)
    Grantor authorizes Grantee to file financing statements describing the Mortgaged Property, with or without Grantor's signature.

        19.    Intentionally Omitted.

        20.    Assignment of Rents.

    (a)
    The Grantor hereby assigns to the Grantee the Rents as further security for the payment of and performance of the Obligations, and the Grantor grants to the Grantee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present, irrevocable and absolute and shall continue in effect until the Obligations are fully paid and performed, but the Grantee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and the Grantor shall be entitled to collect, receive, use and retain the Rents other than during the continuance of an Event of Default under this Security Deed; such right of the Grantor to collect, receive, use and retain the Rents may be immediately and automatically revoked by the Grantee without the necessity of any action of the Grantee upon the occurrence and during the continuance of any Event of Default under this Security Deed by written notice of such revocation to the Grantor (unless the giving of such notice is precluded by applicable law, in which case such revocation shall be automatic); in the event such notice is given, the Grantor shall pay over to the Grantee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to the Grantee, or to any such receiver, the fair and reasonable rental value as determined by the Grantee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of the Grantor or any affiliate of the Grantor, and upon default in any such payment the Grantor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to the Grantee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. The Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

    (b)
    The Grantor has not affirmatively done any act which would prevent the Grantee from, or limit the Grantee in, acting under any of the provisions of the foregoing assignment.

    (c)
    Except for any matter disclosed in the Indenture Documents, no action has been brought or, so far as is known to the Grantor, is threatened, which would interfere in any way with the right of the Grantor to execute the foregoing assignment and perform all of the Grantor's obligations contained in this Section and in the Leases.

        21.    Additional Rights.    The holder of any subordinate lien or subordinate deed to secure debt on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Security Deed nor shall the Grantor consent to any holder of any subordinate lien or subordinate deed to secure debt joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Security Deed all subordinate lienholders and the grantees under subordinate deed to secure debt are subject to and notified of this provision, and any action taken by any such lienholder or grantee contrary to this provision shall be null and void. Upon the occurrence and during the continuance of any Event of Default, the Grantee may, in its sole discretion and without regard to the adequacy of its security under this Security Deed, apply all or any part of any amounts on deposit with the Grantee under this Security Deed against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by the Grantee on account of such Default or Event of Default.

        22.    Grantor's Indemnities.    The Grantor agrees to protect, indemnify and hold harmless the Grantee and each Secured Party (collectively, the "Indemnitees") from and against any and all losses which the Grantee or any such Indemnitee may incur under or by reason of the assignment of Leases and Rents, or for any action permitted or contemplated by this Security Deed or any Indenture Document taken by the Grantee or any Lender or Indemnitee, or by reason or in defense of any and all claims and demands whatsoever which may be asserted against the Grantee or any such Indemnitee arising out of the Leases, including, without limitation, any claim by any third Person for credit on account of Rents paid to and received by the Grantor, but not delivered to the Grantee or its agents, representatives or employees, for any period under any Lease more than one (1) month in advance of the due date thereof. In the event that the Grantee or any of the Secured Parties incurs any losses covered by the indemnity set forth in this Section, the amount thereof, including reasonable attorneys' fees, with interest thereon at the Default Rate, shall be payable by the Grantor to the Grantee within ten (10) days after demand therefor, and shall be secured hereby and by all other security for the payment and performance of the Obligations, including, without limitation, the lien, security title and security interest of this Security Deed. The liabilities of the Grantor as set forth in this Section shall survive the termination of this Security Deed and the repayment of the Obligations.

        23.    No Liability of Grantee.    Neither the acceptance nor the exercise of the rights and remedies hereunder nor any other action on the part of the Grantee or any Person exercising the Grantee's rights hereunder shall be construed to: (a) be an assumption by the Grantee or any such Person or to otherwise make the Grantee or such Person liable or responsible for the performance of any of the obligations of the Grantor under or with respect to the Leases or for any Rent, security deposit or other amount delivered to the Grantor, provided that the Grantee or any such Person exercising the rights of the Grantee shall be accountable for any Rents, security deposits or other amounts actually received by the Grantee or such Person, as the case may be; or (b) obligate the Grantee or any such Person to take any action under or with respect to the Leases or with respect to the Mortgaged Property, to incur any expense or perform or discharge any duty or obligation under or with respect to the Leases or with respect to the Mortgaged Property, to appear in or defend any action or proceeding relating to the Leases or the Mortgaged Property, to constitute the Grantee as a mortgagee-in-possession (unless the Grantee actually enters and takes possession of the Mortgaged Property), or to be liable in any way for any injury or damage to Persons or property sustained by any Person in or about the Mortgaged Property, other than to the extent caused by the willful misconduct or gross negligence of the Grantee or any Person exercising the rights of the Grantee hereunder.

        24.    Notices.    All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of the Indenture Documents to the Grantor and to the Grantee as specified therein.

        25.    No Oral Modification.    This Security Deed may not be amended, supplemented or otherwise modified except in accordance with the provisions of the Indenture Documents. Any agreement made by the Grantor and the Grantee after the date of this Security Deed relating to this Security Deed shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

        26.    Partial Invalidity.    In the event any one or more of the provisions contained in this Security Deed shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Security Deed or in any provisions of any Indenture Document, the obligations of the Grantor and of any other obligor under any Indenture Documents shall be subject to the limitation that the Grantee shall not charge, take or receive, nor shall the Grantor or any other obligor be obligated to pay to the Grantee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by the Grantee.

        27.    Grantor's Waiver of Rights.

    (a)
    The Grantor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property after the occurrence of an Event of Default hereunder and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of the Grantor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of the Grantor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of the Grantor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to the Grantee, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

    (b)
    To the fullest extent permitted by law, the Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent the Grantor may do so, the Grantor agrees that the Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Security Deed before exercising any other remedy granted hereunder and the Grantor, for the Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Indenture Documents) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by the Grantee of the foreclosure rights, power of sale, or other rights hereby created.

        28.    Remedies Not Exclusive.    The Grantee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Security Deed or under any of the other Indenture Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed to secure debt, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Security Deed nor its enforcement, shall prejudice or in any manner affect the Grantee's rights to realize upon or enforce any other security now or hereafter held by the Grantee, it being agreed that the Grantee shall be entitled to enforce this Security Deed and any other security now or hereafter held by the Grantee in such order and manner as the Grantee may determine in its absolute discretion. No remedy herein conferred upon or reserved to the Grantee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Indenture Documents to the Grantee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by the Grantee, as the case may be. In no event shall the Grantee, in the exercise of the remedies provided in this Security Deed (including, without limitation, in connection with the assignment of Rents to the Grantee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a "mortgagee in possession," and the Grantee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

        29.    Multiple Security.    If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Security Deed, the Grantee shall now or hereafter hold or be the grantee of one or more additional liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by the Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, the Grantee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. The Grantor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to the Grantee to extend the indebtedness borrowed pursuant to or guaranteed by the Indenture Documents, and the Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. The Grantor further agrees that if the Grantee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if the Grantee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, the Grantee may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Security Deed against all or any part of the Mortgaged Property, and the Grantor waives any objections to the commencement or continuation of a foreclosure of this Security Deed or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Security Deed or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Security Deed, nor the exercise of any other rights hereunder nor the recovery of any judgment by the Grantee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude the Grantee's right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and the Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Security Deed, and the Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Security Deed on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, the Grantee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

        30.    Successors and Assigns.    All covenants of the Grantor contained in this Security Deed are imposed solely and exclusively for the benefit of the Grantee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a Grantee of such covenants, any or all of which may be freely waived in whole or in part by the Grantee at any time if in the sole discretion of Grantee such a waiver is deemed advisable. All such covenants of the Grantor shall run with the land and bind the Grantor, the successors and assigns of the Grantor (and each of them) and all subsequent owners, encumbrances and tenants of the Mortgaged Property, and shall inure to the benefit of the Grantee and its successors and assigns. The word "Grantor" shall be construed as if it read "Grantors" whenever the sense of this Security Deed so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

        31.    No Waivers, etc.    Any failure by the Grantee to insist upon the strict performance by the Grantor of any of the terms and provisions of this Security Deed shall not be deemed to be a waiver of any of the terms and provisions hereof, and the Grantee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by the Grantor of any and all of the terms and provisions of this Security Deed to be performed by the Grantor. The Grantee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Security Deed without, as to the remainder of the security, in any way impairing or affecting the lien, security title or security interest of this Security Deed or the priority of such lien over any subordinate lien or deed to secure debt.

        32.    Governing Law, etc.    This Security Deed shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia.

        33.    Certain Definitions.    Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Security Deed shall be used interchangeably in singular or plural form and the word "Grantor" shall mean "each Grantor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein," the word "Grantee" shall mean "Grantee or any successor agent for the Secured Parties," the word "person" shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words "Mortgaged Property" shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Security Deed are for convenience or reference only and in no way limit or amplify the provisions hereof.

        34.    Last Dollars Secured; Priority.    This Security Deed secures only a portion of the indebtedness owing or which may become owing by the Grantor to the Secured Parties. The parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties' intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Security Deed shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien, security title or security interest of this Security Deed until the lien amount shall equal the principal amount of the Obligations outstanding.

        35.    Release.    If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by, and in accordance with, the Indenture Documents, then the Grantee, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property. The Grantor shall deliver to the Grantee, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Grantor stating that such transaction is in compliance with, and permitted by, the Indenture and the other Indenture Documents. Upon payment in full of the Obligations as provided in the Indenture, Grantee, at Grantor's request, shall promptly release the liens and security interest of this Security Deed or reconvey the Mortgaged Property to Grantor.

        36.    Inconsistency with Indenture.    In the event of any conflict between the terms of this Security Deed and the terms of the Indenture and/or the other Indenture Documents, the terms of the Indenture, first and the other Indenture Documents, second, shall govern and control.

        37.    Indenture.    The Grantor has received a copy of and is fully familiar with the terms and provisions of the Indenture and the other Indenture Documents. All representations and warranties made by the Grantor in the Indenture and the other Indenture Documents are incorporated herein by reference and are hereby made by the Grantor as to itself and the Mortgaged Property as though such representations and warranties were set forth at length herein as the representations and warranties of the Grantor.

        38.    No Merger of Estates.    So long as any part of the Obligations remain unpaid, unperformed or undercharged, the fee, easement and leasehold estates to the Mortgaged Property shall not merge but rather shall remain separate and distinct, notwithstanding the union of such estates either in the Grantor, the Grantee, any lessee, any third-party purchaser or otherwise.

        39.    No Partnership.    Nothing contained in this Security Deed is intended to, or shall be construed to, create to any extent and in any manner whatsoever any partnership, joint venture, or association between the Grantor and the Grantee, or in any way make the Grantee a co-principal with the Grantor with reference to the Mortgaged Property, and any inferences to the contrary are hereby expressly negated.

        40.    Headings.    The Section headings herein are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Sections.

        41.    Defense of Claims.    The Grantor shall promptly notify the Grantee in writing of the commencement of any legal proceedings affecting the Grantor's title to the Mortgaged Property or the Grantee's Lien on, security title or security interest in the Mortgaged Property, or any part thereof, and shall take all such action as may be necessary to preserve the Grantor's and the Grantee's rights affected thereby. If the Grantor fails or refuses to adequately defend the Grantor's or the Grantee's rights to the Mortgaged Property, the Grantee may take such action on behalf of and in the name of the Grantor and at the Grantor's reasonable expense. All costs, expenses and reasonable attorneys' fees incurred by the Grantee (or its agents) pursuant to this Section or in connection with the defense by the Grantee of any claims, demands or litigation relating to the Grantor, the Mortgaged Property or the transactions contemplated in this Security Deed shall be paid by the Grantor upon written demand, plus interest thereon from the date of the advance by the Grantee until reimbursement of the Grantee at the Default Rate.

        42.    Exculpation Provisions.    EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS SECURITY DEED; AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS SECURITY DEED; THAT IT HAS IN FACT READ THIS SECURITY DEED AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS SECURITY DEED; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS SECURITY DEED AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS SECURITY DEED; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS SECURITY DEED RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS SECURITY DEED ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

        43.    Incorporation by Reference.    In connection with its appointment and acting hereunder, Grantee is entitled to all rights, privileges, benefits, protections, immunities and indemnities provided to it as trustee under the Indenture.

        44.    Local Law Provisions.    Notwithstanding anything to the contrary contained in this Security Deed, the following provisions shall apply:

            (a)    Foreclosure.    Upon the occurrence of an Event of Default or the failure of Grantor to pay and perform the Obligations hereunder, Grantee, at its option, may sell the Mortgaged Property or any part thereof at public sale or sales before the door of the courthouse in the county in which the Mortgaged Property or any part thereof is located to the highest bidder for cash in order to pay the Obligations and accrued interest thereon and insurance premiums, liens, assessments, taxes and charges, including utility charges, if any, with accrued interest thereon, and all expenses of the sale and of all proceedings in connection therewith, including reasonable attorneys' fees actually incurred, after advertising the time, place and terms of sale once a week for four (4) weeks immediately preceding such sale (but without regard to the number of days) in a newspaper in which Sheriff's sales are advertised in said county. At any such public sale, Grantee may execute and deliver to the purchaser a conveyance of the Mortgaged Property or any part of the Mortgaged Property in fee simple, with full warranties of title (or without warranties if Grantee shall so elect) and to this end, Grantor hereby constitutes and appoints Grantee the agent and attorney-in-fact of Grantor to make such sale and conveyance, and thereby to divest Grantor of all right, title, interest, equity and equity of redemption that Grantor may have in and to the Mortgaged Property and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Grantor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable by dissolution, insolvency or otherwise, are granted as cumulative of the other remedies provided hereby or by law for collection of the indebtedness secured hereby and shall not be exhausted by one exercise thereof but may be exercised until full payment of all indebtedness secured hereby. In the event of any such foreclosure sale by Grantee, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.

      (i)
      Any sale made by Grantee hereunder may be as an entirety or in such parcels as Grantee may request, and any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by law. The sale by Grantee of less than the whole of the Mortgaged Property shall not exhaust the power of sale herein granted, and Grantee is specifically empowered to make successive sale or sales under such power until the whole of the Mortgaged Property shall be sold; and, if the proceeds of such sale of less than the whole of the Mortgaged Property shall be less than the aggregate of the Obligations, this Security Deed and the lien, security title and security interest hereof shall remain in full force and effect as to the unsold portion of the Mortgaged Property just as though no sale had been made; provided, however, that Grantor shall never have any right to require the sale of less than the whole of the Mortgaged Property but Grantee shall have the right, at its sole election, to sell less than the whole of the Mortgaged Property.

      (ii)
      After each sale, payment of the purchase price to Grantee shall satisfy the obligation of purchaser at such sale therefor, and the purchaser shall not be responsible for the application thereof. The power of sale granted herein shall not be exhausted by any sale held hereunder by Grantee, and such power of sale may be exercised from time to time and as many times as Grantee may deem necessary until all of the Mortgaged Property has been duly sold and all Obligations have been fully paid.

      (iii)
      In the event any sale hereunder is not completed or is defective in the opinion of Grantee, such sale shall not exhaust the power of sale hereunder and Grantee shall have the right to cause a subsequent sale or sales to be made hereunder. Any and all statements of fact or other recitals made in any deed or deeds given by Grantee as to nonpayment of the Obligations, or as to the occurrence of any Event of Default, or as to Grantee having declared all of such Obligations to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by Grantee, shall be taken as prima facie evidence of the truth of the facts so stated and recited. Grantee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Grantee, including, without limitation, the posting of notices and the conducting of sales, but in the name and on behalf of Grantee.

            (b)    Partial Foreclosure.    In the event of an Event of Default in the payment of any part of the Obligations, Grantee shall have the right to proceed with foreclosure of the liens, security title and security interests evidenced hereby without declaring the entire Obligations due, and in such event any such foreclosure sale may be made subject to the unmatured part of the Obligations; and any such sale shall not in any manner affect the unmatured part of the Obligations, but as to such unmatured part this Security Deed shall remain in full force and effect just as though no sale had been made. The proceeds of any such sale shall be applied as provided in Section 14 except that the amount paid under subparagraph SECOND thereof shall be only the matured portion of the Secured Indebtedness and any proceeds of such sale in excess of those provided for in subparagraphs FIRST and SECOND (modified as provided above) shall be paid to the Grantor, the holder of any subordinate lien or such other person as may be entitled thereto by applicable law. Several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Obligations.

            (c)    Delivery of Possession After Foreclosure.    In the event there is a foreclosure sale hereunder and at the time of such sale Grantor or Grantor's heirs, devisees, representatives, successors or assigns or any other persons claiming any interest in the Mortgaged Property by, through or under Grantor are occupying or using the Mortgaged Property, or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day-to-day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain an action for forcible entry and detainer of said property in the appropriate court having jurisdiction.

            (d)    Notification of Account Debtors.    Grantee may at any time after an Event of Default by Grantor notify the account debtors or obligors of any accounts, chattel paper, negotiable instruments or other evidences of indebtedness included in the Mortgaged Property to pay Grantee directly.

            (e)    Filing and Recordation.    Grantor will cause this Security Deed and all amendments and supplements thereto and substitutions therefor and all financing statements and continuation statements relating hereto to be recorded, filed, re-recorded and refiled in such manner and in such places as Grantee shall reasonably request, and will pay all such recording, filing, re-recording and refiling taxes, fees and other charges.

            (f)    Subrogation.    To the extent that proceeds of the Notes are used to pay indebtedness secured by any outstanding lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds have been advanced by Grantee at Grantor's request and Grantee shall be subrogated to any and all rights, security interests and liens owned or held by any owner or holder of such outstanding liens, security interests, charges or encumbrances, irrespective of whether said liens, security interests, charges or encumbrances are released; provided, however, that the terms and provisions of this Security Deed shall govern the rights and remedies of Grantee and shall supersede the terms, provisions, rights and remedies under and pursuant to the instruments creating the liens, security interests, charges or encumbrances to which Grantee is subrogated hereunder.

            (g)    Choice of Law and Usury.    This Security Deed and the rights and obligations of Grantor and Grantee hereunder are governed by the laws of Georgia. The loan evidenced by the Notes and the transactions contemplated thereby and by the other Indenture Documents have been negotiated, executed and consummated in the State of New York and the parties have agreed that the Notes and the Indenture Documents other than this Security Deed shall be governed by the laws of New York. This Security Deed is intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or of any of the other Indenture Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

            (h)    Deed and Note Mortgage.    THIS CONVEYANCE is intended to operate and is to be construed as a deed passing title to the Mortgaged Property to Grantee and is made under those provisions of the existing laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage, and is given to secure the Obligations.

            (i)    Cancellation and Surrender.    Should the Obligations secured by this Security Deed be paid according to the tenor and effect thereof when the same shall become due and payable, and should Grantor perform all Obligations in a timely manner, then this Security Deed shall be cancelled and surrendered.

            (j)    WAIVER OF GRANTOR'S RIGHTS.    BY EXECUTION OF THIS SECURITY DEED AND BY INITIALING THIS SECTION, GRANTOR EXPRESSLY (A) ACKNOWLEDGES THE RIGHT TO ACCELERATE THE OBLIGATIONS AND THE POWER OF ATTORNEY GIVEN HEREIN TO GRANTEE TO SELL THE MORTGAGED PROPERTY BY NONJUDICIAL FORECLOSURE UPON DEFAULT BY GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE (EXCEPT AS OTHERWISE PROVIDED HEREIN); (B) EXCEPT TO THE EXTENT PROVIDED OTHERWISE HEREIN, WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY GRANTEE OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO GRANTEE; (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS SECURITY DEED AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH COUNSEL OF GRANTOR'S CHOICE PRIOR TO EXECUTING THIS SECURITY DEED; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION:

          INITIALED BY GRANTOR:

By:

            (k)   Notwithstanding anything contained herein to the contrary, (i) "reasonable attorneys' fees" are not, and shall not be, statutory attorneys' fees under the Official Code of Georgia ("O.C.G.A."), (ii) if, under any circumstances Grantor is required hereunder to pay any or all of Grantee's attorneys' fees and expenses, Grantor shall be responsible only for actual legal fees and out of pocket expenses actually incurred by Grantee as customary hourly rates for the work done, and (iii) Grantor shall not be liable under any circumstances for additional attorneys' fees or expenses under O.C.G.A. Section 13-1-11.

        If for any reason Georgia law is held to apply to any provision of this Security Deed concerning contracting for, or charging, taking, reserving, or receiving money or other compensation for the use, forbearance or detention of money, then the following usury savings clause shall apply. Grantor and Grantee intend at all times to comply with the usury and other applicable laws now or hereafter governing the interest payable on the Obligations. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under the Notes, this Security Deed, or under any of the other Indenture Documents, or any amount contracted for, charged, taken, reserved or received with respect to the Obligations, or if Grantee's exercise of the option to accelerate the maturity of the Obligations, or if any prepayment of the Obligations results in the payment of any interest in excess of that permitted by law, then the Grantor and the Grantee expressly intend that all excess amounts theretofore collected by Grantee be credited on the principal balance of the Notes (or, if the Notes and all of such other Obligations have been paid in full, refunded), and the provisions of the Notes and the other Indenture Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid, or agreed to be paid, for the use, forbearance, or detention of money and all sums, taken, charged, received or reserved as interest on the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Obligations until payment in full so that the rate or amount of interest on account of such Obligations does not exceed the usury ceiling from time to time in effect and applicable thereto for so long as debt is outstanding under the Obligations.

[Signature page to follow]

        IN WITNESS WHEREOF, this Security Deed has been duly executed by the Grantor as of the date first written above.

Signed, sealed and delivered in the presence of:	GREAT AMERICAN MANUFACTURING, LLC, a Delaware limited liability company
	By:	/s/ MICHAEL WARD
Witness		Name:	Michael Ward
		Title:	Senior Vice President
Notary Public
My Commission Expires:

Exhibit A
Description of the Owned Land

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  Exhibit 4.15
DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS
TERMS AND CONDITIONS
Exhibit A Description of the Owned Land